THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS.

SENIOR NOTE
Philadelphia, Pennsylvania
Dated:         , 2014
$
FOR VALUE RECEIVED AND INTENDING TO BE LEGALLY BOUND, RESOURCE AMERICA, INC., a Delaware corporation (“Company”), hereby promises to pay to the order of             (“Holder”), the principal sum of                 and 00/100 ($    ), together with interest thereon upon the terms and conditions hereinafter set forth.
1.Interest Rate. Interest on the unpaid principal balance hereof will accrue from the date hereof until final payment thereof at the fixed rate of nine percent (9%) per annum.
2.Interest Payment Dates. Interest on this Note shall be payable quarterly in arrears on December 31, March 31, June 30 and September 30 in each year, commencing with September 30, 2014. Interest payable on the first interest payment date shall be for a full quarter from July 1, 2014 through September 30, 2014.
3.Maturity. Principal, together with all accrued and unpaid interest thereon and all other fees, costs and expenses payable hereunder is due and payable on March 31, 2018 (the “Maturity Date”).
4.Place of Payment. Principal and interest hereunder shall be payable at the office of Holder set forth in Section 19 hereof, or at such other place as Holder, from time to time, may designate in writing.
5.Redemption. The Company may redeem all or any part of this Note at any time or from time to time, upon notice given to the Holder not less than thirty (30) days prior to the date fixed for redemption, at the redemption price (expressed as a percentage of principal amount redeemed) set forth below, plus the payment of all accrued and unpaid interest on the portion of the principal amount of this Note to be redeemed to the date of such redemption, and all other fees and charges due hereunder:
Redemption Date                            Redemption Price
Before March 31, 2016:            102%
Between March 31, 2016
and March 31, 2017:            101%
Thereafter            100%

6.Payment Method. All payments under this Note are to be made in immediately available funds. If Holder accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have been actually received or made available to Holder.

7.Application of Payments. Any and all payments on account of this Note shall be applied, first to accrued and unpaid interest, then to other sums due hereunder and thereafter to outstanding principal. The Company agrees that, to the extent it makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.
8.Subordination.
(a)The payment of all indebtedness, liabilities, and obligations of Company to Holder under this Note, whether now existing or hereafter arising (collectively, the “Subordinated Debt”), is expressly subordinated to the indebtedness set forth on Schedule I attached hereto (the “Senior Debt”) and the obligations of the Company set forth therein. The term “Senior Debt” shall include any and all obligations of Company to the lenders set forth on Schedule I including, without limitation, interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Company, whether or not a claim for such post-commencement interest is allowed. All capitalized terms used in this Section 7 in connection with the Senior Debt and not otherwise defined herein shall have the meaning ascribed to such term in the Loan Agreement (as defined herein). The term “Loan Agreement” means that certain Amended and Restated Loan and Security Agreement dated March 10, 2011, as the same may be amended, supplemented, restated or replaced from time to time among Company, TD Bank, N.A. as Agent and Issuing Bank and the Lenders party thereto from time to time.
(b)Until the Senior Debt is indefeasibly paid in full and any commitment to make advances under the facilities evidencing the Senior Debt has terminated, Company shall not pay, and Holder shall not accept, any payments of any kind (including prepayments) associated with the Subordinated Debt; provided, however, that so long as no material event of default (for purposes of the Loan Agreement, a Significant Default) under the facilities evidencing the Senior Debt exists or after giving effect to the making of any such payment(s) would exist, Company may pay and Holder may accept regularly scheduled payments of interest on the Subordinated Debt. Except as set forth in subsection (k), no principal payment of any kind (by voluntary prepayment, acceleration, set-off or otherwise) of any portion of the Subordinated Debt may be made by Company or received or accepted by Holder at any time prior to the indefeasible payment in full of the Senior Debt and termination of any commitment to make advances under the facilities evidencing the Senior Debt.
(c)Any payments on the Subordinated Debt received by Holder other than as permitted in clause (b) above, shall be held in trust for Agent and Holder will forthwith turn over any such payments in the form received, properly endorsed, to Agent to be applied to the Senior Debt as determined in accordance with the Loan Agreement.
(d)Company shall not grant to Holder and Holder shall not take any lien on or security interest in any of Company’s property, now owned or hereafter acquired, created or arising.
(e)Holder shall not make any assertion or claim in any action, suit or proceeding of any nature whatsoever in any way challenging the priority, validity or effectiveness of the liens and security interests granted to Agent for the benefit of Secured Parties under and in connection with the Loan Agreement, or any amendment, extension, replacement thereof or related agreement among Agent, Issuing Bank, Lenders and Company.
(f)Holder shall not commence any action or proceeding of any kind against Company to recover all or any part of the Subordinated Debt not paid when due, and shall at no time join with any creditor, in bringing any proceeding against Company under any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, or other insolvency law now or hereafter existing, unless and until the Senior Debt shall be indefeasibly paid in full and any commitment to make advances under the facilities evidencing the Senior Debt has terminated. Holder, however may accelerate the amount of the Subordinated Debt upon the occurrence of (i) the acceleration of the Senior Debt; and (ii) the filing of a petition under the Bankruptcy Code by Company.

(g)In the event of any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, or other insolvency proceeding of Company (each a “Proceeding”), Holder shall at Agent’s request file any claims, proofs of claim, or other instruments of similar character necessary to enforce the obligations of Company in respect of the Subordinated Debt (each a “Claim”) and will hold in trust for Agent and pay over to Agent in the same form received, to be applied on the Senior Debt as determined in accordance with the Loan Agreement, any and all money, dividends or other assets received in any such Proceeding on account of the Subordinated Debt, unless and until the Senior Debt shall be indefeasibly paid in full (and any commitment to make advances under the Loan Agreement has terminated), including without limitation interest accruing after the commencement of any Proceeding, whether or not a claim for such post-commencement interest is allowed. In the event that Holder has not filed a Claim before the fifteenth (15th) day prior to the deadline for filing such Claim, Agent may, as attorney-in-fact for Holder, take such action on behalf of Holder and Holder hereby appoints Agent as attorney-in-fact for Holder to demand, sue for, collect, and receive any and all such money, dividends or other assets and give acquittance therefore and to file any such Claim and to take such other proceedings in Agent’s name or in the name of Holder, as Agent may deem necessary or advisable for the enforcement of the provisions of this Section 7. Holder shall execute and deliver to Agent such other and further powers of attorney or other instruments as Agent reasonably may request in order to accomplish the foregoing.
(h)The lenders named in the facilities evidencing the Senior Debt may, at any time and from time to time, without the consent of or notice to Holder, without incurring responsibility to Holder, and without impairing or releasing any of the rights of such lenders or any of the obligations of Holder hereunder:
i.Change the amount, manner, place or terms of payment or change or extend the time of payment of or renew or alter the Senior Debt (including increasing the principal amount thereof), or any part thereof, or amend, supplement or replace the documents evidencing the facilities in any manner or enter into or amend, supplement or replace in any manner any other agreement relating to the Senior Debt;
ii.Sell, exchange, release or otherwise deal with all or any part of the collateral securing the Senior Debt or any part thereof;
iii.Release anyone liable in any manner for the payment or collection of the Senior Debt;
iv.Exercise or refrain from exercising any rights against Company or any Subsidiary Guarantor, or any of them, or others; and
v.Apply sums paid by any party to the Senior Debt in any order or manner as determined pursuant to the Loan Agreement.
(i)Holder will advise each future holder of all or any part of the Subordinated Debt that the Subordinated Debt is subordinated to the Senior Debt in the manner and to the extent provided herein. Holder represents that no part of the Subordinated Debt or any instrument evidencing the same has been transferred or assigned and Holder will not transfer or assign, except to Agent for the ratable benefit of Secured Parties, any part of the Subordinated Debt while any Senior Debt remains outstanding, unless such transfer or assignment is made expressly subject to the provisions of this Section 8. Holder and Company shall not modify or permit the modification of the payment terms of the Subordinated Debt or otherwise modify this Note.
(j)Holder represents and warrants that neither the contents and provisions of this Section 8 nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions, or provisions of or constitute a default under any agreement or instrument to which Holder is now subject.
(k)In the event that Company at any time terminates the financing arrangements with respect to the Senior Debt, then the provisions of this Section 8 shall inure to the benefit of any financial institution obtained by Company to provide replacement financing for Company and, in connection with such replacement financing, Holder shall, if requested by such replacement lender, execute with such replacement lender a subordination agreement substantially similar to the provisions of this Section 8. Notwithstanding the foregoing, the Company shall enter into no extension, termination, refinancing, replacement, amendment or other modification of the Senior Debt that contemplates the existence of Senior Debt past the Maturity Date, unless the documents evidencing the resulting extended, terminated, refinanced, replaced, amended or otherwise modified credit facility expressly permits the timely payment due to Holder on the Maturity Date of the principal and all amounts then due under this Note, except in the case of the existence of a material event of default (for purposes of the Loan Agreement, a Significant Default) thereunder.
(l)Company and Holder each expressly agree that Agent, Issuing Bank and Lenders are third party beneficiaries of the provisions of this Section 8 and understand that Agent, Issuing Bank and Lenders shall rely on such provisions to make and continue to make the Senior Debt available to Company.
9.Transaction Documents. This Note is entitled to all rights and remedies provided in the Note Purchase Agreement dated September 24, 2009 between the Company and Holder, and all other documents executed or delivered in connection herewith (this Note and such documents, as any of them may be amended from time to time, being collectively the “Transaction Documents”).
10.Acceleration Upon Change in Control. In the event of a Change in Control (defined below), the Maturity Date shall be accelerated to a date (the “Accelerated Maturity Date”), as selected by the Company, that is not more than five (5) business days from the event or transaction that constitutes a Change in Control. Within fifteen (15) days of the Accelerated Maturity Date, the Company shall notify the Holder in writing of the termination of this Note and shall pay to the Holder the principal amount outstanding under this Note together with interest accrued thereon at the rate specified herein to the date of payment. Any failure by the Company to pay any amounts due under this Section 10 shall constitute an Event of Default (as defined below).
Upon Holder’s receipt of the principal and interest due hereunder, Holder shall promptly destroy this Note or return it to the Company. The Holder hereby agrees to certify in writing to the Company the successful destruction or mailing to the Company of the original Note.
A “Change in Control” means:
(a)the acquisition of ownership, directly or indirectly, beneficially or of record, by any persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group of persons acting in concert as a partnership or other “group” (within the meaning of the Exchange Act) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets);
(b)that, at any time after the date hereof, persons who, at the date hereof, constituted the board of directors of the Company, together with any new persons whose election was approved by the vote of a majority of the persons then still comprising the board of directors of the Company who were either members of the board of directors of the Company at the date hereof or whose election, designation or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of the Company;
(c)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any person; or
(d)the Company consolidates or merges with or into another person or any person consolidates or merges with or into the Company, in either case under this clause (d) in one transaction or a series of related transactions in which immediately after the consummation thereof persons owning, directly or indirectly, beneficially or of record Equity Interests representing in the aggregate 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company immediately prior to such consummation, do not own, directly or indirectly, beneficially or of record Equity Interests representing a majority of the aggregate ordinary voting power of the Equity Interests of the Company or the surviving or transferee person.
As used in this Section 10, “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
11.Events of Default. For purposes hereof, each of the following shall constitute an Event of Default (“Event of Default”) hereunder:
(a)the failure of the Company to pay any amount of principal on this Note on the date such payment is due and payable;

(b)the failure of the Company to pay any amount of interest on this Note, any fees or other sums payable hereunder or any other obligations, indebtedness, liabilities and undertakings of the Company to Holder, whether now or hereafter owing or existing under this Note (the “Indebtedness”) on the date on which such payment is due, whether on demand, at the stated maturity or due date thereof or by reason of any requirement for the prepayment thereof, by acceleration or otherwise, and such failure continues unremedied for a period of five (5) business days after Holder’s delivery of written notice to the Company of such monetary default (such five business day period, the “Payment Cure Period”);
(c)the failure of the Company to duly perform or observe any obligation, covenant or agreement on its part contained herein and such failure continues unremedied for a period of ten business (10) days after notice from Holder to the Company of the existence of such failure. Notwithstanding the foregoing, if such failure specifically constitutes an Event of Default under some other subsection of this Section and is incapable of remedy or cure, the Company shall not be entitled to any notice or grace hereunder;
(d)the adjudication of the Company as a bankrupt or insolvent, or the entry of an order for relief against the Company or the entry of an order appointing a receiver or trustee for the Company or any of its property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;
(e)a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or (unless dismissed within 90 days) against the Company, or the Company makes an assignment for the benefit of creditors, or the Company takes any action to authorize any of the foregoing;
(f)all or any material part of the assets of Company come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;
(g)any representation or warranty of the Company in any of the Transaction Documents is discovered to be untrue in any material respect as of the date such representation or warranty is made;
(h)the Company voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;
(i)the Company is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts the Company from conducting all or any material part of its business; or
(j)an Event of Default (as defined in the Loan Agreement) occurs under the facilities evidencing the Senior Debt and is not cured within any applicable cure period.
12.Remedies. Upon the occurrence of an Event of Default, Holder, at its option and without notice to the Company, may declare immediately due and payable the entire Indebtedness, together with interest accrued thereon at the rate specified herein to the date of payment. Payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies in this Note, or as may be available to Holder at law or in equity. If Holder employs counsel to enforce this Note by suit or otherwise, the Company will reimburse Holder for all costs of suit and other expenses in connection therewith, whether or not suit is actually instituted, together with Holder’s reasonable attorney’s fees incurred for collection, together, to the extent permitted by applicable law, with interest on any judgment obtained by Holder at the rate specified herein, including interest from and after the date of execution, judicial or foreclosure sale until actual payment is made to Holder of the full amount due to Holder.
13.Set-Off. Without limiting the rights of Holder under applicable law, Holder has and may exercise a right of set-off, a lien against and a security interest in all property of the Company now or at any time in Holder’s possession in any capacity whatsoever. At any time and from time to time following the occurrence of an Event of Default, or an event which with the giving of notice or passage of time or both would constitute an Event of Default, Holder may without notice or demand, set-off and apply any and all sums at any time held and other indebtedness at any time owing by Holder to or for the credit of the Company against any or all of the Indebtedness.
14.Delay or Omission Not Waiver. Neither the failure nor any delay on the part of Holder to exercise any right, remedy, power or privilege under this Note upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Holder. No single, partial or full exercise of any rights, remedies, powers and privileges by Holder shall preclude further or other exercise thereof. No course of dealing between Holder and the Company shall operate as or be deemed to constitute a waiver of Holder’s rights under this Note or affect the duties or obligations of the Company.
15.Remedies Cumulative. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Holder’s favor under the other Transaction Documents, at law or in equity.
16.Recovery of Judgments. The recovery of any judgment by Holder and/or the levy of execution under any judgment upon any assets of the Company shall not affect in any manner or to any extent any rights, remedies or powers of Holder under this Note or any of the other Transaction Documents, but such rights, remedies and powers of Holder shall continue unimpaired as before.
17.Releases. The Company agrees that (i) Holder may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Transaction Documents, and (ii) the Transaction Documents may be amended, supplemented or modified by Holder and the other signatory parties as it may require, without in any way affecting the validity of this Note. Any action taken by Holder pursuant to the foregoing shall in no way be construed as a waiver or release of any other right or remedy of Holder, or of any Event of Default, or of any liability or obligation of the Company hereunder or under any of the Transaction Documents.
18.Indebtedness Solely Corporate Obligations. No recourse for the payment of any Indebtedness due hereunder or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company under any Transaction Document, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, partner, member, manager, employee, agent, officer, trustee, director or subsidiary, as such, past, present or future, of the Company, or any of its subsidiaries or of any successor thereto, either directly or through the Company or any of its subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Transaction Documents, including, without limitation, this Note.
19. Submission to Jurisdiction. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF TO IT AT THE ADDRESS FOR SUCH NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.
20.Waivers. In connection with any proceedings under the Transaction Documents or in connection with any Indebtedness, including without limitation any action by Holder in replevin, foreclosure or other court process or in connection with any other action related to the Transaction Documents or the Indebtedness, the Company hereby waives and releases:
(a)all errors, defects and imperfections in such proceedings;
(b)all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Transaction Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)presentment for payment, demand, notice of demand, notice of nonpayment or dishonor or acceleration, protest and notice of protest of any of the Transaction Documents, including this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note or any other Indebtedness;
(d)any requirement for bonds, security or sureties required by statute, court rule or otherwise;
(e)all rights to claim or recover attorney’s fees and costs in the event that Holder is successful in any action to remove, suspend or enforce a judgment entered by confession.
21.Communications and Notices. All notices, consents, approvals and requests required or permitted hereunder (a “Notice”) shall be given in writing and shall be effective for all purposes if (i) hand delivered, or (ii) sent by (A) certified or registered United States mail, postage prepaid, (B) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (C) telecopier (confirmed electronically), in any case addressed as follows (or to such other address or person as a party shall designate from time to time by notice to the other party):
To the Company:

Resource America, Inc.
One Crescent Drive
Navy Yard Corporate Center
Philadelphia, PA 19112
Attention: Jeffrey F. Brotman
Telecopy Number: (215) 546-5308

To Holder:

Telephone:
Facsimile:

A Notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; in the case of expedited prepaid delivery, upon the first attempted delivery on a business day; or in the case of telecopier, on the date confirmed electronically.
22.Severability. The provisions of this Note and all other Transaction Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.
23.Limitation of Interest to Maximum Lawful Rate. In no event shall the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to the Company. Such refund shall be made by application of the excessive amount of interest paid against any sums outstanding and shall be applied in such order as Holder may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the said sums outstanding shall be refunded in cash by Holder. Any such crediting or refund shall not cure or waive any default by the Company hereunder. The Company agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including, without limitation, late charges, loan fees and expenses are and shall be deemed to the extent permitted by law to be late charges, loan fees or expenses, as applicable, and not interest.

24.Law Governing. This Note has been made, executed and delivered in the State of New York and will be construed in accordance with and governed by the laws thereof.
25.Headings. The headings of the sections, paragraphs and clauses of this Note are inserted for convenience only and shall not be deemed to constitute a part of this Note.
26.Construction. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders. The words “Holder” and the “Company” shall be deemed to include the respective successors and assigns of Holder and the Company. All exhibits attached hereto are made a part of this Note.
27.Assignment or Sale by Holder. This note has not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under the securities or “blue sky” laws of any jurisdiction any may resold only if registered pursuant to the provisions of the 1933 Act or if Holder delivers an opinion of counsel to the Company that an exemption from registration is available or that registration is not required by law. Subject to the foregoing, Holder may sell, assign or participate all or a portion of his interest in this Note and, in connection therewith, may make available to any prospective purchaser, assignee or participant any information relative to the Company in his possession; provided, however that Holder, or any purchaser, assignor or participant who proposes to further sell, assign or participate its interest, shall notify the Company of the proposed transaction not less than ten (10) business days prior to the proposed sale, assignment or participation, including the name and address of the proposed purchaser, assignor or participant and the terms of the transaction.
28.No Assignment by the Company. The Company may not assign any of its rights or obligations hereunder without the prior written consent of Holder.
29.Binding Effect. This Note and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
30.No Third Party Beneficiaries. The rights and benefits of this Note shall not inure to the benefit of any third party.
31.Modifications. No modification of this Note shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.
32.Integration. The Transaction Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Holder’s rights, powers, remedies and security. The Transaction Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Note and the terms of the other Transaction Documents, the terms of this Note shall prevail.
33.Lost, Stolen, Mutilated or Destroyed Note. If this Note is lost, stolen, mutilated or destroyed, the Company shall promptly, on receipt of an indemnification undertaking by the Holder, issue a new Note of like denomination and terms as this Note so lost, stolen, mutilated or destroyed.
34.Holidays. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place of payment or action, then the due date for such payment or action will be the next succeeding business day. For the purposes of this Section, the term “holiday” shall mean a day other than a Saturday or Sunday on which banks in the State of New York are or may elect to be closed.
35.JURY TRIAL WAIVER. THE COMPANY AND HOLDER WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE TRANSACTION DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE COMPANY OR HOLDER WITH RESPECT TO ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE COMPANY AND HOLDER AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THE TRANSACTION DOCUMENTS MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE COMPANY AND HOLDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. THE COMPANY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused this Note to be duly executed the day and year first above written.

RESOURCE AMERICA, INC.
a Delaware corporation

By:
Name: Thomas C. Elliott
Title: Chief Financial Officer

SCHEDULE I

Credit Facility	Current Outstanding	Maturity Date

TD Bank, N.A.	$0	12/31/2017